Exhibit B-39(b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENTERGY DISTRICT ENERGY HOLDINGS, LLC

This Limited Liability Company Agreement (this "Agreement") of Entergy District Energy Holdings, LLC is entered into by Entergy Corporation, a Delaware corporation, as the sole member of the Company (as defined below) (including any additional or substitute member of the Company, the "Member").

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act ( Del. Code Ann. tit. 6 18-101, et seq.), as amended from time to time (the "Act"), and hereby agrees as follows:

    Name, Member and Certificates. The name of the limited liability company formed hereby is Entergy District Energy Holdings, LLC (the "Company"). Except as otherwise provided in Sections 18 and 20 of this Agreement, the sole member of the Company is Entergy Corporation, as the sole member of the Company, shall own all of the limited liability company membership interests in the Company.

    Governmental Certificates. Entergy Corporation, as an authorized person within the meaning of the Act, shall execute, deliver and file the Certificate of Formation with the Secretary of State of the State of Delaware. The Member, the Management Committee or an Officer of the Company, shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

    Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

    Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

    acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

    act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

    take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

    operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

    borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

    invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

    prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

    enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Members, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

    employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

    enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

    do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

    Principal Business Office. The principal business office of the Company shall be located at such location as may be determined by the Member or the Management Committee.

    Registered Office. The address of the registered office of the Company in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901.

    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Capitol Services, Inc., 615 South DuPont Highway, Dover, Delaware 19901.

    Member. The name and the mailing address of the Member is

Name	Address
Entergy Corporation	639 Loyola Avenue New Orleans, LA 70113

  Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

  Capital Contributions. The Member is deemed admitted as a member of the Company upon its execution and delivery of this Agreement. The Member has contributed or will contribute the sum of one thousand dollars ($1,000) in cash to the Company.

  Additional Contributions. The Member is not required to make any additional capital contribution to the Company. The Member may make additional capital contributions to the Company in the sole discretion of the Member.

  Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

  Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by any officer of the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

  Management.

    Management Committee. The business and affairs of the Company shall be managed by or under the direction of a Management Committee of the Company (the "Management Committee") comprised of one of more "managers" (each a "Manager") to be elected, designated or appointed by the Member. The Member may determine at any time in their discretion the number of Managers to constitute the entire Management Committee. The authorized number of Managers may be increased or decreased by the Member at any time in its sole discretion, but the number of Managers shall never be less than one (1). The initial number of Managers shall be two (2). Leo Denault and Douglas Castleberry are hereby appointed to be the initial Managers. Each Manager elected, designated or appointed by the Member shall hold office until his or her successor is elected and qualified or until such Manager's earlier death, resignation or removal. Managers need not be a Member. A Manager shall be a "manager" within the meaning of the Act.

    Powers. The Management Committee shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.

    Meeting of the Management Committee. The Management Committee may hold meetings, both regular and special, within or without the State of Delaware. Regular meetings of the Management Committee may be held without notice at such time and at such place as shall from time to time be determined by the Management Committee. Special meetings of the Management Committee may be called by the President (or, if there is no President or similar Officer, the Members) on not less than 24 hours' notice to each Manager by telephone, facsimiles, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary (or, if there is no President or Secretary or similar Officers, the Members) in like manner and with like notice upon the written request of any one or more of the Managers.

    Quorum; Acts of the Management Committee. At all meetings of the Management Committee, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Management Committee. If a quorum shall not be present at any meeting of the Management Committee, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Management Committee or of any subcommittee thereof may be taken without a meeting if all members of the Management Committee or subcommittee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Management Committee or subcommittee. Any and all actions of the Management Committee must be taken at a duly authorized meeting of the Management Committee or upon unanimous consent of the Management Committee.

    Electronic Communications. Members of the Management Committee, or any subcommittee designated by the Management Committee, may participate in meetings of the Management Committee, or any subcommittee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communication equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

    Committees of Managers.

    The Management Committee may designate one or more subcommittees, each subcommittee to consist of one or more of the Managers of the Company. The Management Committee may designate one or more Managers as alternate members of any subcommittee, who may replace any absent or disqualified member at any meeting of the subcommittee.

    In the absence or disqualification of a member of a subcommittee, the number of members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Management Committee to act at the meeting in the place of any such absent or disqualified member.

    Any such subcommittee, to the extent provided in the resolution of the Management Committee, shall have and may exercise all the powers and authority of the Management Committee in the management of the business and affairs of the Company. Such subcommittee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Management Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Management Committee when required.

    Compensation of Managers; Expenses. The Management Committee shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Management Committee, which may be a fixed sum for attendance at each meeting of the Management Committee or a stated salary for each Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing subcommittees may be allowed like compensation for attending subcommittee meetings.

    Removal of Managers. Unless otherwise restricted by law, any Manager may be removed, with or without cause by the Member, and any vacancy caused by any such removal may be filled by action of the Member.

    Managers as Agents. To the extent of their powers set forth in this Agreement the Managers are agents of the Company for the purpose of the Company's business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company. However, except as provided in this Agreement, no Managers shall have the authority to bind the Company in his or her individual capacity.

    Duties of Managers. Except as provided in this Agreement in exercising their rights and performing their duties under this Agreement, the Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.

    Officers.

    The Management Committee may, from time to time as it deems advisable, appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Management Committee decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Management Committee. Any number of offices may be held by the same person. Each Officer shall hold office until his or her successor is elected and qualified or until such officer's earlier resignation or removal. Any Officer may resign at any time upon written notice to the Company. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Management Committee. Any initial Officer or any Officer elected or appointed by the Management Committee may be removed at any time, with or without cause, by the affirmative vote of a majority of the Management Committee. Any vacancy occurring in any office of the Company shall be filled by the Management Committee.

    Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Management Committee not inconsistent with this Agreement, are agents of the Company for the purpose of the Company's business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

    Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Delaware.

    Other Business. The Member and Managers may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

    Exculpation and Indemnification. No Member, Manager or Officer shall be liable to the Company, or to any other person or entity that has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, except that a Member, Manager or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member's, Manager's or Officer's willful misconduct. To the full extent permitted by applicable law, a Member, Manager or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Manager or Officer by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, except that no Member, Manager or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Manager or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and the Member, Manager or Officer shall not have personal liability on account thereof.

    Assignments. A Member may assign in whole or in part its limited liability company interests with the written consent of the other Member(s), if any. If a Member transfers all of its limited liability company interests pursuant to this Section 18, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

    Resignation. A Member may resign from the Company with the written consent of the other Member(s), if any. If a Member is permitted to resign pursuant to this Section 19, an additional member shall be admitted to the Company, subject to Section 20, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

    Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member(s).

    Dissolution.

    The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; (ii) the retirement, resignation or dissolution of the last remaining Member or the occurrence of any other event that terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by the Act; or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

    Except to the extent set forth in Section 21(a) of this Agreement, the occurrence of any event that terminates the continued membership of a Member in the Company shall not cause the dissolution of the Company, and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

    Except as set forth in this Section 21, the Company shall have perpetual existence.

    Books and Records. The Management Committee shall keep or cause to be kept complete and accurate books of account and records with respect to the Company's business. The books of the Company shall at all times be maintained by the Management Committee. Each Member and its duly authorized representatives shall have the right to examine the Company books and records and documents during normal business hours. The Company and the Management Committee on behalf of the Company shall not have the right to keep confidential from the Member(s) any information that the Management Committee would otherwise be permitted to keep confidential from the Member(s) pursuant to Section 18-305(c) of the Act. The Company's books of account shall be kept using the method of accounting determined by the Member(s). The Company's independent auditors shall be an independent public accounting firm selected by the Member(s).

    Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

    Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

    Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 22 day of September, 2003.

Entergy Corporation As Member
/s/ Steven C. McNeal Name: Steven C. McNeal Title: Vice President and Treasurer